EXHIBIT 99.1



FOR IMMEDIATE RELEASE:     August 27, 2003

CONTACT:          Kevin Hardy
                  Chief Financial Officer
                  SOS Staffing Services, Inc.
                  801-484-4400

SOS STAFFING SERVICES, INC. ANNOUNCES REVERSE STOCK SPLIT


SALT LAKE CITY, UTAH--SOS Staffing Services, Inc. (NASDAQ/SOSS) announced today that it was effecting a 5-to-1 reverse stock split of all outstanding shares of the Company's common stock. The action is being taken as part of an effort to maintain the Company's listing on the Nasdaq SmallCap Market (the "SmallCap Market"). The Company's board of directors and stockholders had previously approved the reverse stock split.

After the close of trading on August 27, 2003, each five shares of outstanding common stock of the Company were automatically converted into one share. The Company's common stock will begin trading on a post-split basis at the opening of trading on the SmallCap Market on August 28, 2003. For 20 trading days, the Company's common stock will trade under the symbol "SOSSD." Thereafter, the common stock will resume trading under its current symbol "SOSS."

Fractional shares of stock will not be issued as a result of the reverse split; instead, any fractional shares will be rounded up to the nearest whole share of common stock. Stockholders will receive instructions by mail regarding the method of exchanging the old stock certificates for new stock certificates. Zions First National Bank N.A. ("Zions Bank") is the Company's transfer agent and will act as the exchange agent for the purpose of implementing the exchange of stock certificates in relation to the reverse stock split. Zions Bank may be reached at telephone (801) 524-4696.

         SOS Staffing Services, Inc. is a provider of commercial staffing and employment-related services, operating through a network of approximately 75 offices in 13 states.


IMPORTANT NOTE:
Statements in this press release that are not purely historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward- looking statements include, without limitation, earnings projections. Each such statement encompasses the Company's beliefs, expectations, hopes or intentions regarding future events. Words such

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as  "projects,"  "expects,"  "intends,"  "believes,"   "anticipates,"  "likely,"
"hopes" and other words of similar meaning also identify forward-looking statements. All forward-looking statements included in this release are made as of the date hereof and are based on information available to the Company as of such date. The Company assumes no obligation to update any forward-looking statement. Readers are cautioned that all forward-looking statements involve risks, uncertainties and other factors that could cause the Company's actual
results  to  differ   materially  from  those  anticipated  in  such  statements including, without limitation, the Company's ability to attract and retain the staff, temporary and other employees needed to implement the Company's business plan and to meet customer needs, economic fluctuations, existing and emerging competition, changes in demand for the Company's services, availability of workers' compensation insurance, and the ability of the Company to obtain adequate financing to fund operations. Risk factors, cautionary statements and other conditions, including economic, competitive, governmental and technology factors, that could cause actual results to differ from the Company's current expectations are discussed in the Company's Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission.

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